UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

DTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5220 Las Virgenes Road Calabasas, CA		91302
(Address of principal executive offices)		(Zip Code)

(818) 436-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 1, 2016, the Board of Directors (the "Board") of DTS, Inc. (the "Company") appointed Eric Cohen to serve as a Class III director of the Company for a term beginning July 1, 2016 and expiring at the Company's 2018 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal. Mr. Cohen is expected to serve as a member of the Company's Compensation Committee. Mr. Cohen will receive compensation in accordance with the Company's non-employee director compensation program described in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2016. Mr. Cohen will receive a pro-rated equity award grant subsequent to the Company's next annual meeting of stockholders in 2017, provided he has continuously remained a non-employee director of, or consultant to, the Company through such date.

In addition, the Company will enter into its form indemnification agreement with Mr. Cohen pursuant to which the Company is required to indemnify Mr. Cohen against certain liabilities that may arise by reason of his status or service as a director.

The Board has determined that Mr. Cohen is an independent director within the meaning set forth under the applicable rules of the Nasdaq Stock Market. There is no arrangement or understanding between Mr. Cohen and any other person pursuant to which he was elected as a director, and there are no transactions in which Mr. Cohen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: July 7, 2016

By: /s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance
and Chief Financial Officer
(principal financial and
accounting officer)